UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 17, 2009

ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

150 N. Meramec, St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2009, based on the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of Enterprise Financial Services Corp (the “Company”), the Board took actions to implement a salary stock plan for the Company’s Chief Executive Officer, Mr. Peter Benoist. The salary stock plan is intended to align Mr. Benoist’s interests with those of the Company’s stockholders and to comply with the Interim Final Rule on TARP Standards for Compensation and Corporate Governance.

Commencing January 1, 2010, Mr. Benoist will receive salary stock at a rate of $120,000 per year in pro-rated installments on the date that Mr. Benoist’s salary is payable in accordance with the Company’s payroll practices then in effect. The number of shares of salary stock issued to Mr. Benoist in each installment will equal the dollar value of such installment divided by the closing price of the Company’s stock on the Nasdaq Global Select Market on the date of the installment, net of applicable withholding. The shares of salary stock will be fully vested and subject to restrictions on transfer for a period of two years from the date of issuance. The salary stock program will terminate at the time that the Company is no longer subject to the incentive compensation restrictions of the TARP standards.

Item 9.01 Financial Statements and Exhibits.

(a)     Not applicable.
(b)     Not applicable.
(c)     Not applicable.
(d)     Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP.

By:

Date: December 23, 2009	/s/	Deborah N. Barstow

Deborah N. Barstow
Senior Vice President and Controller